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<TYPE>EX-6
<SEQUENCE>14
<FILENAME>sstincorporation
<TEXT>

ARTICLES OF INCORPORATION
OF
SST, Inc.

   The undersigned, desiring to form a corporation (the "Corporation") under the laws of Florida, hereby adopts the following Articles of Incorporation:

ARTICLE I
CORPORATE NAME

    The name of the Corporation is SST, Inc.

ARTICLE II
PURPOSE

    The Corporation shall be organized for any and all purposes authorized under the laws of the state of Florida.

ARTICLE III
PERIOD OF EXISTENCE

    The period during which the Corporation shall continue is perpetual.

ARTICLE IV
SHARES

    The capital stock of this corporation shall consist of 100,000,000 shares of common stock, $.001 par value.

ARTICLE V
PLACE OF BUSINESS

    The initial address of the principal place of business of this corporation in the State of Florida shall be 10150 Highland Manor Drive, Suite 236, Tampa, Florida 33610. The Board of Directors may at any time move the principal office of this corporation.

ARTICLE VI
DIRECTORS AND OFFICERS

    The business of this corporation shall be managed by its Board of Directors. The number of such directors shall not be less than one (1) and, subject to such minimum may be increased or decreased from time to time in the manner provided in the By-Laws.

    The number or person constituting the initial Board of Directors shall be (2). The Board of Directors shall be elected by the Stockholders of the corporation at such a manner as provided in the By-Laws. The names of the initial Board of Directors and officers are as follows:

                              John Stanton President/Director

                             Mark Clancy Secretary/Treasurer/Director

ARTICLE VII
DENIAL OF PREEMPTIVE RIGHTS

    No share holder shall have any right to acquire share or other securities of the corporation except to the extent to such right may be granted by an amendment to these Articles of Incorporation or by a resolution of the Board of Directors.

ARTICLE VIII
AMENDMENT OF -BY-LAWS

    Anything in these Articles of Incorporation, the By-Laws, or the Florida Corporation Act notwithstanding, by-laws not be adopted, modified, amended or repealed by the shareholders of the Corporation except upon the affirmative vote of a simple majority vote of the holders of all the issued and outstanding shares of the corporation entitled to vote thereon.

ARTICLE IX
SHAREHOLDERS

    Inspection of books. The Board of Directors shall make the reasonable rules to determine at what times and place and under what conditions the books of the shareholders of the Corporation except upon the affirmative vote of a simple majority vote of the holders of all the issued and outstanding shares of the corporation.

    Control Share Acquisition. The provisions relating to any control share acquisition as contained in Florida Statutes now, or hereinafter amended, and any successor provision shall not be applied to the Corporation.

    Quorum. The holders of shares entitled to one-third of the votes at a meeting of shareholders shall constitute a quorum.

    Required Vote. Acts of shareholders shall require the approval of holders of 50.01% of the outstanding votes of shareholders.

ARTICLE X
LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

    To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation of its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. In addition, the Corporation shall have the power, in its by-laws or in any resolution of its stockholders or directors, to undertake to indemnify the officers and directors of this corporation against any contingency or peril as may be determined to be in the best interest of this corporation, and ion conjunction therewith, to procure, at this corporation's expense, policies of insurance.

ARTICLE XI
CONTRACTS

    No contract or other transaction between this corporation and any person, firm or corporation shall be affected by the fact that any officer or director of this corporation is such other party or is, or at some time in the future becomes, an officer, director or partner of such other contracting party, or has now hereafter a direct or indirect interest in such contract.

ARTICLE XII
SUBSCRIBER

    The name and address of the person signing these Articles of Incorporation as subscriber is:

                            Mark Clancy
                            10150 Highland Manor Drive
                            Suite 236
                            Tampa, FL 33610

ARTICLE XIII
RESIDENT AGENT

    The name and address of the initial resident agent of this corporation is:

                           Mark Clancy
                          10150 Highland Manor Drive
                          Suite 236
                          Tampa, FL 33610

    IN WITNESS WHEREOF, I have hereunto subscribed to and executed these Articles of Incorporation this on December 10, 2003.

s/s MARK CLANCY  Mark Clancy, Subscriber

Subscribed and Sworn on December 10, 2003.
Before me:

______________________________
Notary Public

My Commission Seal:

CERTIFICATE DESIGNATING PLACE OF BUSINESS OR
DOMICILE FOR SERVICE OF PROCESS WITHIN THIS STATE
NAMING THE AGENT UPON WHOM PROCESS MAY BE SERVED

    Having been named to accept service of process for SST, Inc., at the place designated in the Articles of Incorporation, the undersigned, Mark Clancy,  is familiar with and accepts the obligations of that position pursuant to F.S. 607.0501(3).

s/s MARK CLANCY
Mark Clancy

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